Exhibit 99.2

FOR IMMEDIATE RELEASE

Powin Energy Hires Noted Designer and Engineer as Chief Operating Officer

TUALATIN, Ore., November 5, 2012 ‐‐ Powin Energy, a wholly owned subsidiary of Powin Corporation (OTC QB: PWON), announced today it has hired Zhen Chen as its new Chief Operating Officer.  Mr. Chen has more than 12 years’ of experience in the international energy business as a scientist, researcher, team leader, system designer and inventor. He holds 15 patents in battery and fuel cell technology and is a published expert in his field. At Powin Energy, he will be responsible for product development from concept to prototype design, testing and system validation, and for manufacturing and supply chain management.

“Zhen Chen is highly respected and accomplished in the energy storage field and we are tremendously excited that he is joining our Powin Energy team,” said Jeanne Liu, President of the Powin Corporation. “Zhen’s unique talent and expertise will serve us well as we develop, and deliver, new products in the energy storage and electric vehicle markets.”

Prior to joining Powin Energy as COO, Mr. Chen was Chief Engineer for Revolt Technology LLC, where he developed the emerging company’s “Zn Air Flow” battery technology from concept to functional prototypes. He also led fundamental research to resolve problems with the Zn anode chemistry, paving the way for the company’s successful design, assembly and testing of zinc‐air flow batteries that meet the energy density, cost and endurance standards of the grid energy storage market.

From 2005 to 2011, Mr. Chen was Reformer Team Lead and Senior Chemical Engineer for IdaTech LLC of Bend, Oregon, the world’s leading manufacturer of fuel cell backup power systems.  He managed the company’s research and development activities in fuel processing technology and oversaw a number of technology breakthroughs, including an award‐winning fuel processor with 33% higher efficiency and 80% lower cost.  He later transitioned to the manufacturing division and helped the company build a cost‐effective supply base in China.

Mr. Chen began his career as a staff scientist with Conoco Inc. one of the world’s largest energy companies.

Zhen Chen is a graduate of Xiamen University in China, where he earned his B.S. and M.S. in Chemistry.

He earned his Ph.D. in Oceanography (with a concentration in Chemistry) from the University of Maine. In 2004‐5, he served on the research faculty of Florida International University, where he led a biomass gasification project and built a fuel cell development lab.

Mr. Chen is a member of the American Institute of Chemical Engineers.

About Powin Energy
Powin Energy (www.powinenergy.com) manufactures and distributes renewable energy and energy efficient lighting products, as well as completes energy storage solutions. Our renewable energy products include, wind and related products, solar energy products, and a full line of rechargeable batteries. Our energy efficient lighting products include LED, T8 fluorescent and T5HO fluorescent.

Powin Energy Hires Zhen Chen as COO

Powin Energy is backed by the resources and expertise of the Powin Corporation (OTCQB: PWON) a 20year‐old global company recognized around the world as a leader in contract manufacturing and OEM Parts. With eight production facilities on three continents, Powin Corporation has all the resources to meet customer needs with respect to quality, price and on‐time delivery. For more information please visit www.powin.com.

Powin Corporation (“PWON”) trades on OTCQB, the OTC market tier for companies that report to the SEC or a U.S. banking or insurance regulator.  Investors can find Real‐Time quotes and market information for the company at http://www.otcmarkets.com/stock/PWON/quote.

Contact:

John Mangan 503.701.7503	Virgil Beaston 503.598.6659
MAP Communications	Chief Technology Officer, Powin Energy
john@map‐communications.com	virgilb@powin.com